Exhibit 10.13

OFFICE BUILDING LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into as of the Lease Date set forth in the Basic Lease Information by and between DATA ROSE LIMITED PARTNERSHIP (hereinafter called “Landlord”) and RACKSPACE HEADQUARTERS, LLC. (hereinafter called “Tenant”).

WITNESSETH:

1. Definitions and Basic Provisions. The definitions, information and basic provisions set forth in the Basic Lease Information executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes and shall be used in conjunction with the provisions of this Lease. The parties stipulate that the Area of Building is 204,000 square feet. Such stipulation shall be utilized in determining such things as Tenant’s pro rata share of Additional Expenses that may arise under this Lease.

2. Lease Grant. Landlord, in consideration of the rent to be paid and the other covenants and agreements to be performed by Tenant and upon the terms hereinafter stated, does hereby lease, demise and let unto Tenant the Premises commencing on the first to occur of (i) the date upon which Tenant occupies the Premises, or (ii) the first day following the date upon which the Premises are substantially complete (as defined in paragraph 7 of Exhibit H) and ready for occupancy (the “Commencement Date”) and ending on the last day of the Lease Term unless sooner terminated as herein provided. Landlord and Tenant estimate that the Commencement Date will be on or before September 30, 2004 (“Estimated Commencement Date”). Tenant acknowledges that its lease of the Premises is subject to the exceptions shown on Exhibit B attached hereto. If the Premises are not available and ready for occupancy, for any reason whatsoever, prior to the Estimated Commencement Date, Landlord shall not be deemed to be in default hereunder, and Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, except as set forth in this paragraph 2, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to tender the same substantially completed and this Lease shall continue for the Lease Term specified in the Basic Lease Information. In the event the Tenant Improvements (as defined in paragraph 2 of Exhibit H) are not substantially complete (as defined in paragraph 7 of Exhibit H) as to all of the Premises on September 30, 2004 for any reason other than a delay caused by any act or omission of Tenant or its agents, employees, or contractors (including, without limitation, requests for change orders), then Tenant shall have the right and option to occupy such portion of the Premises as are then substantially complete and to pay pro rata rent therefore, or Tenant may elect to defer its occupancy of the Premises until all of the Premises are substantially complete. If the Premises are not substantially complete by November 1, 2004 (“Outside Completion Date”), then Tenant shall be entitled to furnish to Landlord evidence of any contractually obligated sums in excess of Tenant’s normal rent for its prior premises which Tenant has had to pay its prior landlord for holding over of Tenant’s prior premises and Landlord shall credit any such sum against the first installment(s) of Base Rent due Landlord under this Lease. Landlord’s liability for credit to Tenant under the foregoing sentence shall be waived on a day-for-day basis in the event Tenant shall take more than ten (10) days to approve Working Drawings (as defined in Exhibit H hereto). By occupying a portion of the Premises, Tenant shall be deemed to have accepted such portion of the Premises so occupied as suitable for the purpose herein intended and to have acknowledged that the same comply fully with Landlord’s obligations, notwithstanding that certain “punch list” type items may not have been completed. Upon Tenant’s acceptance of delivery of the Premises, within five (5) days after Tenant’s receipt of a request from Landlord, Tenant agrees to give Landlord a letter confirming the Commencement Date and certifying that Tenant has accepted delivery of the Premises and that the condition of the Premises complies with Landlord’s obligations hereunder. Such acknowledgment will be in substantially the form attached as Exhibit K.

Notwithstanding the foregoing provisions of this paragraph 2, in the event that the Premises shall be ready for Tenant’s occupancy earlier than September 30, 2004, Tenant will be permitted to occupy all or a portion of the Premises upon such earlier date but the Commencement Date shall be September 30, 2004, and the Tenant’s obligation of payment of Base Rent shall commence effective October 1, 2004.

3. Rent. In consideration of this Lease, Tenant promises and agrees to pay Landlord the Base Rent, Additional Expenses (subject to adjustment as provided in Exhibit E), License Fees (as set forth in Exhibit E), and such other sums as may be provided in this Lease, without deduction or setoff, for each month of the Lease Term, with payment of all sums due in monthly installments on the first day of each calendar month during the Term. The total monthly amount due Landlord from Tenant hereunder is referred to as “Adjusted Rental”, notwithstanding that such amount may include fees characterized by the parties as License Fees. The first such monthly installment, constituting Tenant’s prepayment of the first calendar month’s Base Rent and License Fees due under the Lease, together with the Security Deposit, shall be payable by Tenant to Landlord as provided in Paragraph 6 of Exhibit D attached hereto. A like monthly installment shall be due and payable without demand beginning on the first day of the calendar month which is the second calendar month of the Lease Term and continuing on the first day of each succeeding calendar month during the Term hereof, subject to credit of Security Deposit balance in the 36th full calendar month of the Term. In the event that Tenant shall occupy the Premises prior to the first day of a calendar month, or the Lease shall otherwise commence according to its terms prior to the first day of a calendar month, then on or before such Commencement Date, Tenant shall also pay to Landlord a prorated amount for the first partial month’s Adjusted Rental with such prorated amount based on the number of days in such calendar month and the fraction of such month remaining from the Commencement Date to month’s end. In the event any installment of the Adjusted Rental, or any portion thereof, is not received by the fifth (5th) day of the calendar month when due, then (without in any way implying Landlord’s consent to such late payment) Tenant, agrees to pay, in addition to said installment of the Adjusted Rental, a late payment charge equal to five percent (5%) of the installment of the Adjusted Rental, or portion thereof, which is overdue, it being understood that said late payment charge shall be for the purpose of reimbursing Landlord for the additional costs and expenses which Landlord presently expects to incur in connection with the handling and processing of late installment payments of the Adjusted Rental which become owing by Tenant to Landlord hereunder. In addition, if Tenant fails to pay any installment of Adjusted Rental, or any portion thereof, within thirty (30) days after the due date thereof, or fails to pay any other sum (other than Adjusted Rental) which may be due Landlord hereunder within thirty (30) days of date of invoice therefore, then, in either such event, Tenant shall pay Landlord interest on such overdue amounts from the due date thereof until paid at an annual rate (the “Past Due Rate”) which equals the lesser of (i) fifteen percent (15%) or (ii) the highest rate then permitted by law.

4. Security Deposit. The Security Deposit (as described in the Basic Lease Information) shall also serve as prepaid Rent as provided in this paragraph and shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, provided, however, Landlord shall credit the Security Deposit, or so much thereof as remains after any earlier application or partial application of same, to Tenant’s Adjusted Rental due in the thirty-sixth (36th) calendar month of this Lease. After the thirty-sixth (36th) calendar month of this Lease, no further security deposit shall be required of Tenant hereunder. Landlord may, from time to time, without prejudice to any other remedy, use such deposit to the extent necessary to make good any arrearages of Adjusted Rental or other amounts due hereunder and any other damage, injury, expense or liability caused to Landlord by such event of default. Following any such early application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount, but such obligation of Tenant shall end on the three year anniversary of the

Commencement Date. If Landlord transfers its interest in the Premises during the Lease Term, Landlord will assign the Security Deposit to the transferee and, thereafter, shall have no further liability for the return of such Security Deposit assuming such Transferee accepts the assignment and accepts Landlord’s obligations hereunder.

The Security Deposit is not a measure of Landlord’s damages for an event of default by Tenant. Reference is hereby made to Paragraph 6, Exhibit D for additional terms and Tenant’s rights with respect to Security Deposit.

5. Landlord’s Obligations.

(a) Subject to the limitations hereinafter set forth, the parties have agreed that Landlord will pay for all utilities to the Premises within the Building, except (i) any exterior sign which Tenant may elect to erect should Landlord permit such sign. During the Lease Term, Landlord shall be responsible for the maintaining the Property in a neat, attractive, and functional manner comparable to buildings of similar age and amenities within the vicinity of the Building, including, but not limited to the following with respect to the Premises but not with respect to any License Areas: (a) all interior maintenance, repair and cleaning of the Building and its systems, but not of Tenant’s equipment; (b) all exterior Building maintenance, repair and cleaning, including landscaping; (c) all parking lot maintenance, repair, cleaning, and striping except for any roof or cover erected by Tenant within Tenant’s reserved parking and except for any parking lot signs erected by Tenant; and (d) maintenance and repairs of all mechanical and electrical systems in the Building, including but not limited to the electrical, plumbing, lighting, data infrastructure to the extent installed by Landlord, and HVAC systems, elevators and entry ways for the Premises (but not for any back up generators or other equipment located in the Computer Room). Landlord will maintain a full time maintenance person within the Building to perform Landlord’s obligations hereunder during Building Standard Hours. Landlord shall also provide Tenant an after-hours contact to deal with after-hour emergencies or problems requiring immediate assistance. Landlord is not responsible for any maintenance to Tenant’s equipment including equipment installed by Landlord, if any, within the Dining Area.

(b) The covenants and obligations of Tenant to pay the Adjusted Rental and all additional sums hereunder (collectively, the “Rent”) shall be unconditional and independent of any other covenant or condition imposed on either Landlord or Tenant, whether under this Lease, at law or in equity.

6. Leasehold Improvements. Improvements to the Premises shall be constructed and installed as provided in Exhibit H. Landlord has made no representation or warranties as to the condition of the Premises or amenities to be constructed for Tenant except as expressly set forth herein and in Exhibit H.

7. Use. Tenant shall use the Premises only for the Permitted Use and all ancillary uses thereto, including, but not limited to dining and exercise facilities, telecommunications and computer network hosting. Tenant will not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose other than the Permitted Use or for any use or purpose which is unlawful in part or in whole or extra hazardous on account of increased chance of fire, nor permit anything to be done that will in any way increase the rate of insurance on the Building or contents. Tenant will conduct its business and take reasonable measures to control its agents, employees and invitees in such a manner as not to create any material nuisance, nor materially interfere with, annoy or disturb other tenants or Landlord in the management of the Building. Tenant will comply with all laws, ordinances, orders, Building Rules and Regulations, and all applicable governmental regulations (federal, state, county, municipal and other agencies or bodies having any jurisdiction thereof) with reference to the use, condition or occupancy of the Premises or Tenant’s business.

8. Tenant’s Repairs and Alterations. Tenant agrees, at its own cost and expense, to repair or replace any damage or injury done to the Property, or any part thereof, by Tenant or Tenant’s agents, employees, invitees, or visitors; provided, however, if Tenant fails to initiate such repairs or replacement, within fifteen (15) days after the occurrence of such damage or injury and continue to make such repairs until complete, Landlord may, at its option, make such repairs or replacement, and Tenant shall pay the cost thereof (plus an additional charge of ten percent [10%] of such cost to cover overhead) to Landlord within thirty (30) days after Tenant’s receipt of a request from Landlord to do so. Tenant further agrees not to commit, and to take reasonable measures not to allow, any waste or damage to be committed on any portion of the Property, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up said Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and tear excepted. Except as expressly set forth herein, Tenant, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned), shall not paint, install lighting or permanently affix decorations, or install any signs, window or exterior door lettering or advertising media of any type on or about the Property, or any part thereof, or make any other alterations or physical additions in or to the Property, or any part thereof. All permanent alterations, additions or improvements made in or upon the Property, either by Landlord or Tenant, shall be Landlord’s property on termination of this Lease and shall remain on the Property without compensation to Tenant or, at Landlord’s option, Tenant shall restore those portions of the Premises which Tenant altered, added to or improved to their original condition (ordinary wear and tear excepted). All furniture, trade fixtures and equipment installed in the Premises by Tenant, regardless of how attached, may be removed by Tenant at the termination of this Lease if Tenant so elects, and shall be so removed if required by Landlord, or if not so removed shall, at the option of Landlord, become the property of Landlord. In the event of any such removal, Tenant shall, at its expense, repair and restore to its original condition (ordinary wear and tear excepted) any portion of the Premises which is damaged by such removal. All such installations, removals and restorations shall be accomplished in a good workmanlike manner so as not to unduly damage the Premises or the primary structure or structural qualities of the Building or the plumbing, electrical lines or other utilities.

9. Assignment and Subletting.

(a) Tenant shall not assign all or any portion of this Lease, nor sublet the Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Partial occupancy of the Premises by a subsidiary of Tenant, a sister entity under common ownership and control as Tenant, an affiliate of Tenant with other than common ownership, or a successor entity resulting by virtue of Tenant’s merger with another entity or acquisition by another entity, shall not be deemed violative of the foregoing prohibition but any such related entity shall be subject to all of the terms of this Lease. Tenant stipulates that Landlord has a valid interest in both the financial condition and the proposed Building use of all proposed Lease assignees and subtenants. In the event Tenant should desire to assign all or any portion of this Lease, or sublet the Premises or any part thereof, Tenant shall give Landlord notice of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease, which notice shall contain the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and other particulars of the proposed subletting or assignment, including, without limitation, evidence satisfactory to Landlord that the proposed subtenant or assignee is financially responsible (unless Tenant will not seek to be released from its obligations hereunder) and will immediately occupy and thereafter use the Premises (or any sublet portion thereof) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter). If all of the criteria listed in the foregoing sentence equal or exceed the same parameters of Tenant, and Landlord shall be reasonably satisfied that utilities and any other costs for which Landlord is responsible will not materially increase with the proposed subtenant or assignee and that the anticipated use of the Premises will not materially and detrimentally change, then Landlord’s consent is hereby stipulated. Any such notice shall contain language in bold type that failure by the Landlord to timely respond shall result in a deemed consent. Landlord shall then have a period of fifteen (15) business days following receipt of such notice within which to notify Tenant in writing that Landlord elects (1) to approve or disapprove Tenant’s proposed assignment or sublease stating any reasonable reason or condition for such disapproval. If Landlord shall fail to notify Tenant in writing of such election within said fifteen (15) business day period, Landlord shall be deemed to have consented to such assignment or sublease. All plans and specifications for any alterations which may be necessary to provide access shall be submitted by Tenant to Landlord for its prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Consent of Landlord to a particular assignment or sublease or other transaction shall not be deemed a consent to any other or subsequent transaction nor shall Landlord’s consent operate to release Tenant or any guarantor of this Lease from their obligations absent Landlord’s express written consent.

(b) Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon assumption by the transferee of Landlord’s obligations hereunder (any such transferee to have the benefit of, and be subject to, the provisions of this Lease), no further liability or obligation shall thereafter accrue against Landlord hereunder provided only that Landlord shall also transfer any Security Deposit for this Lease to such transferee.

(c) If Tenant is a corporation, then any merger, consolidation, dissolution, or liquidation, or any change in ownership or power to vote of fifty-one percent (51%) or more of its outstanding voting stock shall constitute an assignment for the purpose of this Lease. Notwithstanding the foregoing sentence, the merger of Tenant into a wholly owned subsidiary, effected solely to change the domicile of organization of Tenant, shall not constitute an assignment for the purpose of this Lease. If Tenant is a partnership, joint venture or other entity, then any liquidation, dissolution, or transfer of ownership of any interests totaling fifty-one percent (51%) or more of the total general partnership interests in such entity shall constitute an assignment for purposes of this Lease.

(d) Tenant agrees that it shall not place (or permit any employee or agent to place) any signs on or about the Property, nor conduct (and Tenant will take reasonable measures to not allow any employee or agent to conduct) any public advertising which includes any pictures, renderings, sketches or other representation of any kind of the Building (or a portion thereof) with respect to any proposed assignment or subletting of the Premises or any part thereof, without Landlord’s prior written consent.

(e) Tenant shall not mortgage, pledge, hypothecate or otherwise encumber (or grant a security interest in) this Lease or any of Tenant’s rights hereunder, without Landlord’s prior written consent.

10. Indemnity. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, act of God, public enmity, vandalism, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience that may arise through repair of any part of the Building, or failure to make any such repairs, unless caused by Landlord’s gross negligence or willful misconduct. In addition, Landlord shall not be liable to Tenant, or to Tenant’s agents, servants, employees, customers or invitees for, and Tenant shall indemnify and save harmless Landlord of and from, all fines, suits, claims, demands, losses and actions (including reasonable attorney’s fees) for any injury to person or damage to the Property caused by any negligence of Tenant, Tenant’s agents, servants, employees, customers or invitees. Tenant shall obtain and maintain insurance as below provided in this Lease to adequately provide for all damage to all of Tenant’s property from any cause and to protect Tenant and Landlord from all claims of personal injury or property damage arising from any possible cause within the Premises or on the Land from Tenant’s employees, invitees, contractors and agents.

11. Subordination. Tenant agrees to evidence the subordination of this Lease to any liens upon the Premises, Building and Property through execution of a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in substantially the form attached hereto as Exhibit L, provided that such SNDA shall include such other terms and conditions as Tenant and the lien holder may deem appropriate. Subject to the terms of the SNDA attached as Exhibit L, which terms are incorporated into this paragraph by reference, this Lease and all rights of Tenant hereunder are subject and subordinate to any deeds of trust, mortgages or other instruments of security that now or hereafter cover all or any part of the Property, or any interest of Landlord therein, and to any and all advances made on the security thereof, and to any and all increase, renewals, modifications, consolidations, replacements and extensions of any of such deeds of trust, mortgages, instruments of security or leases. Tenant and lien holder will execute and deliver the required SNDA within three days of execution of this Lease and thereafter from time-to-time as may be reasonably requested in connection with any financing or refinancing of liens on the Property. Notwithstanding the foregoing provisions, Tenant agrees that any mortgagee will have the right at any time to subordinate any rights of such mortgagee to the rights of Tenant under this Lease.

12. Rules and Regulation. Tenant and Tenant’s agents, employees, and invitees shall comply fully with all requirements of the Rules and Regulation of the Building and related facilities that are attached hereto as Exhibit I and made a part hereof as though fully set out herein. Tenant shall further take all reasonable measures to ensure compliance with such Rules and Regulation by the employees, servants, agents, visitors and invitees of Tenant. Subject to the limitations herein provided, Landlord reserves the right to amend or rescind any of the Rules and Regulation and to make such other and further Rules and Regulation as in its reasonable judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of the tenants and their agents, employees and invitees, which Rules and Regulation, when made and notice thereof given to a tenant, shall be binding upon it in like manner as if originally herein prescribed so long as such amendment or rescission is reasonable, similar to like buildings in the area, and does not materially change the terms hereof. Further, Landlord agrees to (i) enforce said Rules and Regulations non-discriminatorily amongst all tenants, and (ii) enforce the Rules and Regulations against a tenant who is violating said Rules and Regulations at Tenant’s request, and (iii) not enter into a lease with another tenant on terms which effectively amend any of the Rules and Regulations without giving Tenant notice and reasonable opportunity to object to any such lease provision, especially as to items on which Tenant believes the relaxation of a rule or regulation could adversely affect Tenant’s operations or enjoyment of its rights under this Lease.

Landlord agrees that it will not lease any portion of the Building to any business which Landlord may reasonably anticipate is likely to produce offensive or noxious odors, noises or other conditions which substantially impairs Tenant’s use and enjoyment of the Premises. Nor shall Landlord knowingly lease any portion of the Building to any tenant engaged in a sexually oriented business.

13. Inspection. Landlord shall have the right to enter into and upon any and all parts of the Premises at all reasonable hours to inspect same or clean or make repairs or alterations or additions as Landlord may reasonably deem necessary with due regard for Tenant’s operations (but without any obligation to do so, except as expressly provided for herein). Landlord, and mortgagee of Landlord, and any prospective purchaser from Landlord, and/or their respective officers, agents and representatives shall have the right to enter into and upon any and all parts of the Premises at all reasonable hours but upon no less than twenty-four (24) hours written notice to Tenant to show the Premises to prospective tenants during the last twelve (12) months of the Lease Term, or (b) show the Premises to prospective purchasers or lenders; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof, nor shall such be deemed to be an actual or constructive eviction unless such entry unreasonably or materially disrupts Tenant’s business operations. Tenant shall have the right to accompany Landlord, mortgagee, and prospective purchasers, and each of their respective officers, agents and representatives, at any time they are in the Premises. Notwithstanding the foregoing, Landlord shall take all reasonable measures to minimize disruption and interference of Tenant’s business operations during any entry (including working after business hours) and shall comply with Tenant’s reasonable instructions and security requirements.

14. Condemnation. If the Building or a part thereof (including any parking or access) shall be taken or condemned in whole or in part for public purposes, or sold in lieu of condemnation, leaving the remainder of the Building or Premises unsuitable for use by Tenant as set forth herein comparable to its use on the Commencement Date of this Lease, then this Lease shall, at the option of Landlord or Tenant, forthwith cease and terminate, provided, however, that (a) no condemnation of the Parking Area which leaves Tenant with four parking spaces per 1,000 square feet of Premises shall be subject to the foregoing provision and (b) if the taking shall affect the Premises but not the whole of the Building, then Landlord shall have the right to replace any of the taken Premises with comparable space within the Building. All compensation awarded for any taking with regard to the fee estate (or sale proceeds in lieu thereof) shall be the property of Landlord, and Tenant shall have no claim thereto. All compensation awarded for any taking with regard to the leasehold estate (or sale proceeds in lieu thereof) and Tenant’s other damages shall be the property of Tenant, and Landlord shall have no claim thereto. Should neither party terminate the Lease as set forth in this paragraph 14, then Landlord shall be obligated to repair the Building or Premises to as close to the functionality of the original Premises as possible, and the Base Rent shall be adjusted to reasonably compensate for any loss of functionality.

15. Fire or Other Casualty. In the event that substantially all of the Building should be destroyed by fire, tornado or other casualty or in the event the Premises or the Building should be so damaged that rebuilding or repairs cannot, in the reasonable judgment of Landlord be completed within one hundred eighty (180) days after the date of such damage, Landlord or Tenant may terminate this Lease, in which event, this Lease shall terminate effective as of the date of such damage. In the event the Building or the Premises should be damaged by fire, tornado or other casualty covered by Landlord’s insurance, but only to such extent that rebuilding or repairs can, in the reasonable judgment of Landlord, be completed within one hundred eighty (180) days after the date of such damage, or if the damage should be more serious but Landlord or Tenant does not elect to terminate this Lease, then in either such event Landlord shall within thirty (30) days after the date of such damage commence to rebuild or repair the Building and/or the Premises and shall proceed with reasonable diligence to restore the Building and/or Premises to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and other improvements which may have been placed by Tenant or other tenants within the Building or the Premises. Landlord shall allow Tenant a diminution of Adjusted Rental during the time the Premises are unfit for occupancy, which diminution shall be based upon the proportion of square feet which are unfit for occupancy to the total square feet in the Premises, unless in Tenant’s reasonable judgment the portion of the Premises unfit for occupancy is critical to Tenant’s continued operations. In the event any mortgagee under a deed of trust, security agreement or mortgage on the Building should require that the insurance proceeds be used to retire the mortgage debt, then Landlord, at Landlord’s option, may elect not to rebuild and this Lease shall terminate upon Tenant’s receipt of a written notice from Landlord to that effect. Except as hereinafter provided, any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Upon any termination of the Lease hereunder, any and all prepaid rents, expenses or other monies paid in advance by Tenant to Landlord shall be immediately refunded. Notwithstanding the foregoing provisions of this Paragraph 15, Tenant shall not have the right to terminate this Lease if Landlord shall, within the applicable 180 day period, make available to Tenant space within the Building comparable to that portion of the Premises damaged or destroyed and Landlord’s responsibility for diminution of Adjusted Rental shall expire from and after Landlord’s furnishing of such comparable, replacement space within the Building.

16. Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Lease Term, unless otherwise agreed in writing by Landlord, such holding over shall constitute and be construed as a tenancy at will only, at a daily rental equal to the daily Rent payable for the last month of the Lease Term plus fifty percent (50%) of such amount. The inclusion of the preceding sentence shall not be construed as Landlord’s consent for Tenant to hold over.

17. Tenant’s Taxes. Tenant shall be liable for all taxes levied or assessed against all personal property, furniture or fixtures placed by Tenant in the Premises and shall periodically pay such taxes prior to the due date thereof. The foregoing provision shall not impair Tenant’s right to challenge any valuation of its property by tax or tax appraisal authorities or Tenant’s right to challenge whether or to what extent a tax is due. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, then absent notice from Tenant that such charges are being challenged in the appropriate forum with adequate security to protect Landlord’s property from foreclosure or seizure, then Landlord may elect to pay such taxes, and Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder. In the event that Base Rent or any other sum due Landlord from Tenant hereunder shall become subject to a local or state sale’s or other tax, Tenant shall thereafter be liable for payment to Landlord of such additional sum.

18. Events of Default by Tenant. The following events shall be deemed to be events of default or a default (as defined herein) by Tenant under this Lease:

(a) Tenant shall fail to pay when due any Rent or other sums payable by Tenant hereunder (or under any other lease or lease amendment now or hereafter executed by Tenant in connection with space in the Building) and such failure shall continue for five (5) days after Tenant’s receipt of written notice therefore from Landlord (provided that Landlord shall only be obligated to give Tenant written notice of any default for failure to pay Rent twice in any twelve (12) month period, and thereafter Tenant shall be deemed in default immediately after failure to make such payment without requirement of notice from Landlord).

(b) Tenant shall fail to comply with or observe any other provision of this Lease (or any other lease or lease amendment now or hereafter executed by Tenant in connection with space in the Building), and such breach shall continue for thirty (30) days after Tenant’s receipt of written notice from Landlord of such breach (unless with respect to any default which cannot be cured within thirty (30) days due to causes beyond Tenant’s reasonable control, Tenant, in good faith, after receiving such notice, shall have commenced and thereafter shall continue diligently to perform all action necessary to cure such default.

(c) Tenant or any guarantor of Tenant’s obligations hereunder shall make an assignment for the benefit of creditors.

(d) Any petition shall be filed by Tenant or any guarantor of Tenant’s obligations hereunder under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant or any guarantor of Tenant’s obligations shall be adjudged bankrupt or insolvent in proceedings filed thereunder.

(e) A receiver or Trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations hereunder.

(f) Upon transfer of assets by Tenant or Guarantor outside the ordinary course of business.

19. Landlord Remedies. Upon the occurrence of any event of default specified in this Lease and the lapse of any cure or grace periods thereafter, Landlord shall have the option to pursue any and all remedies which it may then have hereunder or at law or in equity, including, without limitation, any one or more of the following, in each case, without any notice or demand whatsoever:

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof, and Tenant agrees to pay to Landlord on demand the amount of all loss, cost, expense and damage which Landlord may suffer or incur by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including an amount equal to the difference between the Rent payable for the unexpired portion of the Term of this Lease and the then prevailing Market Rate of the Premises for the same period, discounted to the date of termination at the rate of six percent (6.0%) per annum.

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, and relet the Premises on such reasonable terms as Landlord shall deem reasonably advisable (including, without limitation, such concessions and free rent as Landlord deems reasonably necessary to mitigate its damages) and receive and retain all of the rent therefore; and Tenant agrees (i) to pay to Landlord when Rent is otherwise due any deficiency that may arise by reason of such reletting for the remainder of the Lease Term, and (ii) that Tenant shall not be entitled to any rents or other payments received by Landlord in connection with such reletting even if such rents and other payments are in excess of the amounts that would otherwise be payable to Landlord under this Lease.

(c) Make such payments and/or take such action (including, without limitation, entering upon the Premises) and pay and/or perform whatever Tenant is obligated to pay or perform under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenditures and expenses (together with interest thereon at the Past Due Rate from the date paid by Landlord) which Landlord may reasonably make or incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action absent Landlord’s gross negligence or willful misconduct.

(d) Collect, from time to time, by suit or otherwise, each installment of Rent or other sum as it becomes due hereunder, or to enforce, from time to time, by suit or otherwise, any other term or provision hereof on the part of Tenant required to be kept or performed.

(e) In lieu of the monthly payments of Rent to be made by Tenant to Landlord pursuant to the preceding paragraphs (but in addition to the sums payable for Landlord’s expenses for keeping the Premises in good order and for preparing the same for reletting), Landlord may elect to recover from Tenant, and Tenant agrees to pay, upon demand, as liquidated damages, the amount of all loss, cost, expense and damage which Landlord may suffer or incur by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including an amount equal to the difference between the Rent payable for the unexpired portion of the Term of this Lease and the then prevailing Market Rate of the Premises for the same period, discounted to the date of termination at the rate of six percent (6.0%) per annum.

(f) No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a notice of such intention be given to Tenant. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit or any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages occurring to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of any Rent following an event of default hereunder shall not be construed as Landlord’s waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or default. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession. Should Landlord at any time terminate this Lease for any default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default (together with interest thereon at the Past Due Rate).

(g) Tenant, for itself and on behalf of any and all persons claiming through or under it, including, without limitation, all creditors of all kinds, does hereby waive and surrender all right and privilege which it or any of them might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after having been dispossessed or rejected therefrom by process of law or under the terms and conditions of this Lease or after the termination of this Lease as herein provided.

(h) Upon Tenant’s abandonment of the Premises, or in the event Landlord shall dispossess, expel, or remove Tenant from the Premises, and Tenant’s default in payment of Adjusted Rental due Landlord hereunder, Landlord shall have the affirmative obligation to mitigate its damages.

20. Surrender of Premises. No act or thing done by Landlord or its agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and signed by Landlord.

21. Attorney’s Fees. In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorneys’ fees to be fixed by the court in such action or proceeding.

22. Mechanic’s Liens. Tenant will not permit any mechanic’s lien or liens to be placed upon the Property, or any portion thereof, caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, and in the case of the filing of any such lien, Tenant will immediately pay and discharge the same. If default in payment thereof shall continue for thirty (30) days after Tenant’s receipt of a notice thereof from Landlord, Landlord shall have the right and privilege at Landlord’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be so much additional rent hereunder due from Tenant to Landlord and shall be repaid to Landlord (together with interest at the Past Due Rate from the date paid by Landlord) within thirty (30) days after Tenant’s receipt of a request from Landlord therefore. Notwithstanding the foregoing, Landlord may not declare an event of default, nor have the right of paying any lien claim, if Tenant contests the validity or amount of any such lien, and provided that Tenant first posts with Landlord adequate security in an amount equal to the lien claim plus an additional sum to cover penalties, interest, attorneys’ fees, court costs and other legal expenses likely to result from such contest.

23. No Subrogation-Liability Insurance.

(a) Each party hereto hereby waives any cause of action it might have against the other party, on account of any loss or damage that is insured against under any standard insurance policy (to the extent such loss or damage is recoverable under such insurance policy) that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements or business and which names Landlord or Tenant, as the case may be, as a party insured, it being understood and agreed that this provision is cumulative of paragraph 10 hereof. Notwithstanding the foregoing, the release in the preceding sentence shall be applicable and in full force and effect only so long as and to the extent that such release does not invalidate any policy or policies of insurance now or hereafter maintained by the other party hereto. Each party hereto agrees that it will request its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(b) Tenant shall, at its expense, maintain a policy or policies of comprehensive general liability insurance pertaining to its use and occupancy of the Premises hereunder, with the premiums thereof fully paid in advance, issued by and binding upon a solvent insurance company reasonably approved by Landlord, such insurance to name Landlord and Tenant as insureds and to afford minimum protection of not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit for bodily injury, death to any one person or property damage in any one occurrence. Upon Tenant’s execution of this Lease and at any time from time to time thereafter when Landlord so requests, Tenant shall furnish a certificate of insurance and such other evidence reasonably satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain written obligation on the part of each insurance company to notify Landlord at least thirty (30) days prior to cancellation or material change of any such insurance.

24. Brokerage. Tenant warrants to Landlord that it has had no dealings with any broker or agent in connection with this Lease and Landlord warrants to Tenant that it has had no dealings with any broker or agent in connection with this Lease. Accordingly, each of the parties hereto agree to indemnify and hold harmless the other against all costs, expenses, attorney’s fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under such indemnifying party for this Lease.

25. Change of Building Name. Landlord hereby grants Tenant the option to choose a name by which the Building will be known, subject solely to Landlord’s reasonable, written approval of same and further subject to Landlord’s right to reasonably withhold or delay approval of any subsequent Building name change by Tenant. Such designated name shall be effective only so long as Tenant shall occupy the Building and this Lease shall be in effect. Thereafter Landlord reserves the right at any time to change the name by which the Building is designated.

26. Estoppel Certificates. From time to time when requested by Landlord or Tenant, the other party shall deliver to any prospective purchaser, present or future mortgagee, lessor, lessee, assignee or subtenant, in each case, of all or any part of the Property, or any interest of Landlord or Tenant therein, a certificate signed by Landlord or Tenant, as applicable, confirming and containing such factual certificates and representations (if true) deemed appropriate by Landlord, Tenant or any such purchaser, mortgagee, lessor, lessee, assignee or subtenant and Landlord or Tenant, as applicable, shall, within fifteen (15) days following receipt of said proposed certificate, return a fully executed copy of said certificate to the requesting party with any changes necessary to make all statements therein true and correct. In the event either party shall fail to return a fully executed copy of such certificate to the requesting party within the foregoing fifteen (15) day period, then such party shall be deemed to have approved and confirmed all of the terms, certifications and representations contained in such certificate. Notwithstanding the foregoing, if there is any conflict between terms in an estoppel certificate and this Lease then the terms of this Lease will govern. If requested, Tenant agrees to deliver an Estoppel Certificate to Landlord’s lender upon execution of this Lease.

27. Notices. Each provision of this Lease, or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing or delivery of any notice, or with reference to the making of any payment or request by Tenant or Landlord, shall be deemed to be complied with when and if the following steps are taken:

(a) All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to, and must be received by, Landlord on the date due and at the address set forth in the Basic Lease Information or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

(b) Any notice, request or document (excluding Rent or other payments) permitted or required to be delivered hereunder must be in writing and shall be deemed to be received when actually received regardless of when sent. Such notice shall be sent by United States mail, postage prepaid, certified or registered mail (with return receipt requested), overnight delivery, hand delivery or verified facsimile, addressed to the parties hereto at the respective addresses set forth in the Basic Lease Information or at such other address as either of said parties have theretofore specified by written notice delivered in accordance herewith.

28. Separability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

29. Amendments; Binding Effect. This Lease may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. No provision of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party and addressed to the other party, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the right of either party to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

30. Quiet Enjoyment. Provided this Lease has not been terminated or the Premises have not been repossessed as a result of a default hereunder, Landlord shall not interfere with the peaceable and quiet enjoyment of the Premises by Tenant during the Lease Term, subject to the terms and conditions of this Lease.

31. Gender. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

32. Joint and Several Liability. If there be no more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there be a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor and Landlord need not first proceed against Tenant before proceeding against such guarantor.

33. Personal Liability. The liability of Landlord to Tenant for any claim against Landlord which arises under or by reason of this Lease shall be limited to the interest of Landlord in the Property, and Landlord shall not be personally liable for any deficiency. This clause shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder which do not involve the personal liability of Landlord.

34. Certain Rights Reserved by Landlord. Landlord shall have the following rights, exercisable with notice (unless an emergency) and without liability to Tenant for damage or injury to property, persons or business (unless due to Landlord’s gross negligence or willful misconduct) and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent, unless otherwise set forth herein:

(a) To maintain the Property, Building and Premises in the manner provided in this Lease, including, but not limited to decorating, making repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Property, or any part thereof, and for such purposes, following reasonable written notice, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building, to interrupt or temporarily suspend Building services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, all without abatement of Rent or affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and such actions do not materially and substantially interfere with Tenant’s normal business operations.

(b) To have and retain a paramount title to the Premises, subject to this Lease, free and clear of any act of Tenant, other than this Lease, purporting to burden or encumber them.

(c) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein not violate the Rules and Regulations.

(d) To have access for Landlord and other tenants of the Building to any mail chutes or mail receptacles located on the Premises according to the rules of the United States Postal Service.

(e) To take all such reasonable measures as Landlord may deem advisable for the security of the Property and its occupants, including, without limitation, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after normal business hours and on Saturdays, Sunday and Holidays, subject, however, to Tenant’s right to admittance when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include, by way of example but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building.

(f) Notwithstanding contrary provisions of this paragraph 34, Landlord agrees that at Tenant’s request, it shall grant such easements as may be reasonably required to permit connection to the Premises by any phone or data service provider contracted for by Tenant, provided Landlord shall bear no cost in fulfilling this obligation.

35. Captions. The captions contained in this Lease are for convenience of reference only, and in no way limit or enlarge the terms and conditions of this Lease.

36. Miscellaneous.

(a) Any approval by Landlord or Landlord’s architect, space planner, and/or engineers of any of Tenant’s drawings, plans and specifications that are prepared in connection with any construction of improvements in the Premises shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as may be required hereunder in connection with Tenant’s construction of improvements in the leased Premises in accordance with such drawings, plans and specifications.

(b) Each and every consent and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement.

(c) There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the leased Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

(d) Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the Property, or any portion thereof, except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

(e) The submission of this Lease to Tenant for examination does not constitute an offer, reservation or option in favor of Tenant, and Tenant shall have no rights with respect to this Lease or the Premises unless and until Landlord shall elect, or shall elect to cause its managing agent, to execute a copy of this Lease and deliver the same to Tenant.

37. Lease Memorandum. At Tenant’s request any time during the Term of this Lease and provided solely that Tenant shall not then be in default of the Lease, Landlord will execute a Memorandum of Lease in recordable form which shall contain no financial information but shall set for the Term and Renewal Term rights of Tenant and shall be in such form and content as the parties shall otherwise reasonably agree. The parties stipulate that in no event will either party record this Lease in the Real Property Records of Bexar County, Texas, or cause the same to be so recorded.

38. Force Majeure. In the event that either party shall be delayed in the performance of their respective obligation hereunder (except for the payment of Rent) as a result of strikes, lockouts, shortages of labor, fuel or materials, acts of God, legal requirements, fire or other casualty, or any other cause beyond the control of either party, then the performance of such obligation shall be excused for the period of such delay, and the period for the performance of such obligation shall be extended by the number of days equivalent to the number of days of such delay. Neither party shall be required to settle or compromise any strike, lockout or other labor disputes, the resolution thereof being within the sole discretion of such party.

39. Applicable Law. This Lease has been executed in the State of Texas and shall be governed in all respects by the laws of the State of Texas. It is the intent of Landlord and Tenant to conform strictly to all applicable state and federal usury laws. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or detention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance, Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the Rent; and if such amount which would be excessive interest exceeds the Rent, then such additional amount shall be refunded to Tenant.

40. Third Party Rights. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give to any person or entity, other than the parties hereto, any right or remedy under or by reason of this Lease.

41. Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease and the exhibits listed herein below and attached hereto are incorporated into this Lease and made a part hereof for all intents and purposes as if fully set out herein. All capitalized terms used in such documents shall, unless otherwise defined therein, have the same meanings as are set forth herein.

42. Hazardous Materials. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials if in quantities greater than de minimus amounts. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

43. Waiver of Landlord’s Lien. Recognizing that Tenant through lease, purchase money liens, or other title retention device may finance the acquisition of Tenant’s property to be placed or installed upon the Premises, Landlord does hereby waive any and all liens, security interests, or encumbrances against all or any portion of the property of Tenant now or hereafter placed or installed upon the Premises, including any such lien to which Landlord would otherwise be entitled in law or in equity for the security of Tenant’s performance and payments to be made hereunder.

44. Landlord’s Default and Tenant’s Remedies. Notwithstanding anything in this Lease to the contrary, if Landlord shall be in default under this Lease, Tenant may cure the same at the expense of Landlord if such default continues after thirty (30) days from the date of the giving by Tenant to Landlord of notice of Tenant’s intention so to perform the same; provided, however, that in the case of such a default which due to Force Majeure (financial inability excepted) cannot, with due diligence, be cured within such 30-day period, such 30-day period shall be deemed extended if Landlord:

(i) shall immediately upon the receipt of such notice, advise Tenant of Landlord’s intention to institute all steps necessary to cure such default, and

(ii) shall, within such thirty (30) day period, institute and thereafter diligently prosecute to completion all steps necessary to cure the same.

Whether or not Tenant chooses to cure Landlord’s default pursuant to this Paragraph 44, the Rent shall be equitably abated to the extent that Landlord’s default or the steps undertaken to cure the same interferes with Tenant’s normal business operations. Notwithstanding the foregoing, if any such default of Landlord shall continue for more than a period of sixty (60) days after notice thereof by Tenant and shall substantially interfere with Tenant’s use or occupancy of the Premises, Tenant shall, without limiting any other remedies of Tenant hereunder, have the right to terminate this Lease.

45. Landlord Advances at Tenant’s Request.

Whereas, Tenant and Hunter Road Properties, Inc. (“Hunter”) previously agreed that Hunter would purchase and develop the property located at 7900 IH 35, San Antonio, Texas, for the purpose of developing and leasing same to Tenant.

Whereas, Tenant has agreed to reimburse Hunter for its development costs and its out-of-pocket costs incurred in anticipation of development and leasing of the aforementioned property.

Whereas, Tenant, as a condition, to entering into this Lease, requires that Landlord (i) reimburse Hunter for the sums mentioned above, (ii) amortize such expense over the Primary Term of the Lease by an increase in the Base Rent, and (iii) in exchange for such payment, obtain a release of liability of Tenant from Hunter on a form determined at Tenant’s discretion.

Landlord and Tenant agree as follows, which provisions shall override and govern all, if any, conflicting provisions of the Lease, including the Basic Lease Information and all exhibits:

A. Within five (5) days from the Lease Date, Landlord shall initiate negotiations with Hunter to obtain a release of the obligations of Tenant and/or affiliates of Tenant to Hunter which release shall be in such form as Tenant shall direct and provide Landlord in writing (the “Release”). Tenant directs Landlord to pay to Hunter for the Release such sum as Hunter may require, not to exceed $1,200,000.00. The amount paid to Hunter by Landlord is referred to as the “Release Price”.

B. At such time, as Landlord shall obtain the agreement of Hunter to sign the Release, Landlord shall so notify Tenant and Tenant shall, within seven (7) days furnish to Landlord a Letter of Credit (the “Letter of Credit”) issued by a bank or savings and loan association with offices in Texas, or other institution reasonably acceptable to Landlord, and which otherwise fully complies with the conditions set forth in this paragraph 45.

The Letter of Credit shall be for the initial amount of $1,236,000.00, shall secure Tenant’s obligations of payment of Rent under this Lease, shall be subject to no conditions other than as Landlord and Landlord’s lender may reasonably approve, and shall otherwise be reasonably acceptable to Landlord’s lender as collateral for any loan which Landlord may require to fund Landlord’s obligations under this paragraph 45.

C. The Letter of Credit shall be renewed annually by Tenant, on or before the Posting Date set forth in Exhibit O and at an amount equal to or greater than that set forth in Exhibit O.

D. Within ten (10) days of receipt and acceptance of the Letter of Credit, Landlord will make payment to Hunter, not exceeding $1,200,000.00 and obtain the Release from Hunter.

E. In the event the Release Price is less than $1,200,000.00, then Landlord shall (a) hold such excess and pay the same as Tenant may direct in writing for excess costs related to the Premises and Tenant’s move to same. Tenant shall have the right to require that Landlord make such payment of excess funds to Tenant at any time.

F. The parties stipulate that the Base Rent schedule for the Initial Space (66,370 square feet) has been calculated in anticipation of Landlord’s payment of $1,200,000.00 and that in the event Tenant shall fail to post the Letter of Credit, or for any other reason Landlord shall not fund $1,200,000.00 as contemplated by this paragraph 45, then the schedule of Base Rent for all of the Premises shall be as set forth in the Basic Lease Information under “Remainder of the Premises”.

G. Tenant stipulates that upon performance by Landlord of Landlord’s obligations of payment hereunder, Tenant shall have an absolute and unconditional obligation to repay Landlord a minimum level of Rent, or damages in lieu of Rent, which over a ten-year period beginning with October 1, 2004, will cause Landlord to receive $1,236,000.00 with interest thereon at the annual rate of six percent (6.0%). Notwithstanding the characterization of Tenant’s obligation as being an obligation of payment of Base Rent, Tenant’s obligation of repayment of such sum to Landlord shall be independent of Landlord’s performance under this Lease, including, without limitation, any willful failure or refusal of Landlord to perform its Lease obligations and any intentional breach of Lease by Landlord. Tenant’s obligation to Landlord under this paragraph 45 shall be partially satisfied with each monthly installment of Base Rent paid by Tenant under the Lease to the same extent as there would be principal reduction on a loan with the following terms: original principal of $1,236,000.00 funding on October 1, 2004, and bearing interest at six percent (6.0%) per annum over a term of ten years and payable in equal monthly installments of $13,665.48. Calculations of the balance due Landlord under the foregoing stipulated formula are referred to herein as “Landlord’s Stipulated Minimum Damages”.

H. To secure Landlord in the payment of the full amount of Tenant’s obligations under this paragraph 45, undiluted by the effects of any other provision hereof related to Rent, abatement of Rent, cessation of Rent, mitigation of damages, Tenant stipulates unconditionally as follows:

(i) Notwithstanding any default of Landlord, Landlord’s failure to timely complete the Premises or otherwise, and whether Tenant is entitled to abate or withhold Rent from Landlord, beginning October 1, 2004, Tenant shall pay to Landlord at least $13,665.48 per month on the first day of each calendar month until all of Tenant’s obligations to Landlord under this paragraph 45 shall have been fully satisfied.

(ii) Should this Lease be determined void or otherwise unenforceable by Landlord, Tenant’s obligations under this paragraph 45 shall be nonetheless enforceable as representing an independent transaction.

(iii) In the event of Lease termination prior to full payment by Tenant of the amount due Landlord under this paragraph 45, then Landlord shall be entitled to receive from Tenant, upon demand, the full amount of Landlord’s Stipulated Minimum Damages, in addition to all other sums, if any, otherwise due Landlord under the Lease and without regard to any duty Landlord may have to mitigate damages or Landlord’s other actual damages or entitlements in such event.

I. Any failure by Tenant to fully and timely pay Rent or other sums due Landlord hereunder, and failure to cure such default within the time herein provided, shall authorize Landlord’s collection on the Letter of Credit to the full extent of all sums then due Landlord from Tenant under the Lease and not merely under this paragraph 45 and Tenant shall, on demand, replenish and replace the Letter of Credit to the minimum amount then required based on the schedule set forth in Exhibit O.

J. Tenant covenants that in the event Landlord’s lender shall require clarification of this paragraph 45 as a condition of funding any loan which Landlord may desire to pay Hunter, Tenant shall execute with Landlord such amending or clarifying instruments as such lender may reasonably require and which do not alter the financial obligation of Tenant to Landlord under this paragraph 45 or the material terms of this Lease.

46. Alternative Dispute Resolution. It is the objective and purpose of the contracting parties to resolve all disputes, contests and claims without litigation, using the Alternative Dispute Resolution procedures described herein. All parties to this Lease hereby agree to be bound by the terms and conditions of the Alternative Dispute Resolution Procedures described in this paragraph 46. The Alternative Dispute Resolution provisions of this Agreement are mandatory and each party waives the right to file suit for any matter hereunder or related hereto, waives the right to require that a dispute be resolved by litigation, and waives the right to a trial by jury. A party shall be entitled to enforce a determination under the Alternative Dispute Resolution procedures herein.

Initiation of Procedure. A "Claimant" shall be any person having a dispute, contest or claim. A Claimant shall give notice to each other person describing in general terms the nature of the dispute, contest or claim. The notice is to designate an "Independent Person" who will have the authority to settle the dispute for and on behalf of Claimant. A "Respondent" is any person receiving notice of a claim directed to them. Each Respondent of the dispute will have ten (10) business days to designate an Independent Person who will have the authority to settle the dispute for and on behalf of Respondent and to deliver to the Claimant written notice of the designation.

Common Representative. Two or more Claimants may designate a common representative. Likewise, two or more Respondents may designate a common representative.

Failure to Respond. A final determination made by the Authorized Representatives or a mediator will be binding upon each person who receives notice of a claim, dispute or contest even though he, she or it does not respond or designate a representative, or if his, her or its designated Authorized Representative fails or refuses to participate in the designation of a mediator.

Initial Meeting. The Authorized Representatives are to conduct an initial meeting within ten (10) days from the date Claimant’s notice is delivered to Respondents. The Authorized Representatives are authorized to collect and review all relevant evidence pertaining to this dispute and to negotiate and make a final determination that resolves the claim, dispute or contest. The resolution of the claim, dispute or contest by the Authorized Representatives shall be conclusive and binding. If the Authorized Representatives cannot or do not come to a mutual resolution of the claim, dispute or contest within ten (10) days from the date of their initial meeting, the Authorized Representatives shall cease direct negotiations and shall submit the claim, dispute or contest to mediation.

Mediation.

Selection of a Mediator. The Authorized Representatives will have five (5) business days from the date they terminate direct negotiations to submit to each other a written list of persons whom they consider to be qualified to serve as a mediator. A list of candidates may include those recognized by any court as a qualified mediator. The Authorized Representatives will have five (5) days thereafter to mutually select and designate the mediator.

Time and Place. The Authorized Representatives are to promptly designate a mutually convenient time and place for the mediation.

Discovery, Exchange of Information. The Authorized Representatives shall be entitled to fully discover, obtain and review all information relevant to the resolution of a claim, dispute or contest.

Summary and Development of the Evidence and the Law. Each Authorized Representative is to deliver to the mediator, at least five (5) business days prior to the first mediation conference, a concise written summary of fact and law pertaining to the issues to be resolved in mediation. Each Claimant or Respondent may be represented by legal counsel in the dispute resolution process. Others who may participate in the mediation process will include accountants, appraisers and other experts whose opinions may guide the mediator in a final resolution of the claim, dispute or contest.

Conduct of Mediation. The mediator is to determine the format for mediation conferences. The format must be designed to assure that both the mediator and the Authorized Representatives have an equal opportunity to hear and review the evidence and to hear and review all technical and legal presentations. The mediator is also to determine the time schedule to conclude mediation at any time, and to come to a final resolution of all issues in dispute. The mediator’s decision is to be in writing which includes a summary of the issues, his or her determination with regard to each issue, and the basis for his or her determination. The decision of the mediator shall be conclusive and binding. The Authorized Representatives of each Claimant and each Respondent may at any time prior to the conclusion of mediation enter into an agreement resolving the claim, dispute or contest, and their decision will be conclusive and binding. The mediator may conclude mediation without a decision if he or she determines that insufficient evidence was produced at the mediation conference or conferences to support a decision.

Costs. Each Claimant is to be solely responsible for the cost of his, her, or its representation and discovery. The compensation of the mediator is to be shared, as to any common claim, dispute or contest one-half ( 1/2) by Claimant, or all Claimants in common if more than one, and one-half ( 1 /2) by Respondent, or all Respondents in common if more than one, or as may be otherwise determined by agreement of the Authorized Representatives. A mediator may require, as a precondition to service, that a fair and reasonable compensation amount be prepaid or placed in an escrow account.

Rules. The rules of mediation are not to be established by the law of any jurisdiction but by the laws of this Agreement.

Arbitration. To the extent a final resolution of the claim, dispute or contest is not made according to Alternative Dispute Resolution procedures above provided (as may be the case if the Authorized Representatives cannot come to an agreement on the designation of a mediator or if the mediator does not make a final decision), mandatory and binding arbitration of the claim, dispute or contest is required, and the dispute or claim shall be settled by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.

Definitions

“Authorized Representatives” is a collective term referring to the Independent Persons designated as the authorized representatives of a Claimant and each Respondent.

“Independent Person” is defined to mean an individual who (i) is not related to or subordinate to a Claimant or Respondent (ii) is not a party (iii) has nothing to gain or lose from the resolution of the dispute, contest or claim, other than fair and reasonable compensation for services rendered.

EXHIBITS:

Exhibit A	-	Legal Description of the Land
Exhibit B	-	Recorded Title Exceptions
Exhibit C	-	Depiction of Building and Premises
Exhibit D	-	Special Provisions
Exhibit E	-	Additional Expenses
Exhibit F	-	Tenant’s Expansion Obligations and Expansion Options and Rights
Exhibit G	-	Tenant’s Renewal Options
Exhibit H	-	Construction Provisions
Exhibit I	-	Rules and Regulations
Exhibit J	-	Parking
Exhibit K	-	Acknowledgment of Lease Commencement
Exhibit L	-	Subordination, Non-Disturbance and Attornment Agreement
Exhibit M	-	Estoppel Certificate
Exhibit N	-	Guaranty of Lease (Macro Holding, Inc.)
Exhibit O	-	Letter of Credit Reduction Schedule

DATED as of the date first above written.

LANDLORD:		TENANT:

DATA ROSE LIMITED PARTNERSHP,		RACKSPACE HEADQUARTERS, LLC,
a Texas limited partnership		a Texas limited liability company

By Rosy Management LLC, a Texas limited liability company, its general partner		By:	Rackspace Management, LLC a Texas limited liability company, its general partner

By:	/s/ Stanley D. Rosenberg	By:	/s/ Graham Weston
	Stanley D. Rosenberg, Manager		Graham Weston, President

FIRST AMENDMENT TO

OFFICE BUILDING LEASE AGREEMENT

This First Amendment to Office Building Lease Agreement (“this Amendment”) is entered into as of April 26, 2004, by and between DATA ROSE LIMITED PARTNERSHIP (hereinafter called “Landlord”) and RACKSPACE HEADQUARTERS, LLC. (hereinafter called “Tenant”) on the terms and for the consideration herein set forth and forth the purpose of supplementing and amending that one certain Office Building Lease Agreement between Landlord and Tenant dated March 16, 2004 and covering the Premises therein described and being a part of the Building commonly known as 9725 Datapoint Drive, San Antonio, Texas (the “Lease”). Rackspace, Ltd., a Texas limited partnership, joins in this First Amendment for the limited purposes and for the consideration herein stated. All capitalized terms used in this Amendment shall have the same definitions as provided in the Lease unless a contrary definition is herein provided.

WHEREAS, paragraph 45 (“Lease Paragraph 45”) of the Lease provides that Landlord shall advance up to $1,200,000.00 in funds as directed by Tenant and on conditions therein stated;

WHEREAS, Tenant has concluded the negotiations with Hunter contemplated by Lease Paragraph 45 to be performed by Landlord and Tenant has already obtained all signed releases which Tenant requires and Tenant has approved and directed Landlord as to the distribution amounts and parties for Landlord’s funding as contemplated by Lease Paragraph 45;

WHEREAS, Tenant desires to amend Lease Paragraph 45 to direct Landlord’s payments as indicated herein and not restricted solely to Hunter and to require that Landlord obtain Release from third parties other than Hunter;

WHEREAS, to secure Landlord in the repayment of such $1,200,000.00, Tenant is required to post and maintain a Letter of Credit (the “LOC”) with Landlord as beneficiary in the amounts and required renewal dates as provided by Lease Paragraph 45 and Exhibit O to the Lease;

WHEREAS, Tenant has requested that the initial LOC be posted by Rackspace, Ltd., an affiliate of Tenant and Tenant’s Guarantor;

WHEREAS, the parties desire to reconfirm the terms of Lease Exhibit O and have agreed upon a monthly declining balance for the obligation secured by the LOC and desire to memorialize the same;

WHEREAS, the parties further desire to amend and clarify certain Lease provisions as below described;

NOW, THEREFORE, in consideration of the foregoing and the mutual rights, obligations, and benefits of this Amendment, the parties agree as follows:

1. Tenant directs Landlord to fund the $1,200,000.00 advance contemplated by Lease Paragraph 45 to the parties and in the amounts set forth on Attachment I hereto.

2. Tenant waives any requirement that Landlord obtain releases from the parties listed on Attachment I hereto;

First Amendment – Page 1

3. Landlord and Tenant confirm that Exhibit O attached hereto shall serve as Exhibit O to the Lease as referred to in Lease Paragraph 45 and agree that monthly amortization attached hereto as Attachment II shall reflect the monthly declining balance secured by the LOC provided that there shall be no uncured default in payment of Additional Rent or Tenant’s other monetary obligations under the Lease prior to the date of reference to any month reflected in Attachment II. The parties confirm that Attachment II supplements Exhibit O and shall be deemed a part thereof and that the attached Exhibit O and Attachment II shall amend and replace Exhibit O attached to the Lease;

4. Tenant stipulates that in the event Landlord shall make demand on the LOC in an amount less than the full amount of the LOC posted at such time and in an amount less than the balance then due as shown on Attachment II, Tenant shall within fifteen (15) days of such collection replace the LOC in an amount which complies with Tenant’s obligations under Lease Paragraph 45 as hereby amended.

5. Landlord approves as the initial LOC required by Lease Paragraph 45 the original of the LOC in the form attached hereto as Attachment III submitted by Rackspace, Ltd. Landlord and Tenant stipulate that all replacements of the LOC shall be in the form attached as Attachment III unless otherwise agreed in writing by Landlord. Landlord stipulates that the renewal LOC’s required by Lease Paragraph 45 may be provided with either Tenant or Rackspace, Ltd. as obligor.

6. Rackspace, Ltd. joins in this Amendment for the purpose of stipulating its agreement to deliver to Landlord the original of the LOC in the form attached as Attachment III and in connection therewith warrants to Landlord as follows: (a) delivery of the LOC to secure obligations of Tenant to Landlord do not violate any by-law or governing rule of Rackspace, Ltd. or any of its general partners; and (b) the governing board and management of Rackspace, Ltd. have duly approved delivery of the LOC to Landlord in accordance with all requirements therefore of Rackspace, Ltd. and its general partners and after first determining that a valid business purpose is served to Rackspace, Ltd. by delivering the LOC to Landlord and that Rackspace, Ltd. has or will obtain valid consideration from Tenant for delivering the LOC to Landlord.

7. Landlord stipulates that by delivery of the initial LOC by Rackspace, Ltd., Rackspace, Ltd. does not undertake the obligations of Tenant under the Lease except to the extent of Lease Paragraph 45 and that Tenant is free at any time to substitute Tenant’s LOC in the form of Attachment IV hereto for that of Rackspace, Ltd. Tenant stipulates that it will on demand of Landlord replace the LOC provided by Rackspace, Ltd. with Tenant’s LOC in the amount required at the time of such replacement upon (a) any written statement by Rackspace, Ltd. or any trustee, receiver, or successor of Rackspace, Ltd. challenging (i) the validity of this Amendment, (ii) the validity of the LOC, or (iii) any want of consideration to Rackspace, Ltd. for delivering or maintaining the LOC.

8. Landlord and Tenant hereby amend Paragraph 6 A of Lease Exhibit D to stipulate that Elevator 2 may be used by Tenant and other tenants of the Building for routine deliveries of office supplies, food, water, and such equipment, furnishings and other items as shall not mar, deface or otherwise cause damage to the interior of Elevator 2.

9. To the extent the terms of this Amendment (including the exhibit and all attachments hereto) conflict with or vary the terms of the Lease, the terms of this Amendment will govern and prevail Upon execution and delivery of this Amendment, this Amendment shall be deemed a part of the Lease.

First Amendment – Page 2

10. This Amendment may be executed in counterparts and shall be effective when signed by all of the parties whose signature blocks are reflected below whether such signatures shall appear in one or more instruments.

11. All persons and entities executing this Amendment warrant that they have been duly empowered by their respective entities to execute and deliver this Amendment as the act and binding obligation of the respective entities they represent.

EXECUTED effective as of the date first set forth above.

DATA ROSE LIMITED PARTNERSHIP, a Texas limited partnership		RACKSPACE HEADQUARTERS, LLC, a Texas limited liability company

By Rosy Management LLC, a Texas limited liability company, its general partner

By:	/s/ Stanley D. Rosenberg	By:	/s/ Graham Weston
	Stanley D. Rosenberg, Manager		Graham Weston, President

RACKSPACE, LTD.,
a Texas limited partnership

		By:	Rackspace Management, LLC, a Texas limited liability company, General Partner

		By:	/s/ Graham Weston
		Its:	President

First Amendment – Page 3

ATTACHMENT I

Tenant Directed Payees and Amounts

Hunter Road Properties, Inc.	$368,455	Windsor reimbursement
Hunter Road Properties, Inc.	$240,000	Windsor loss
Anthon Major, Ltd.	$358,922	Windsor reimbursement
Reed Candle Company	$175,000	Generator purchase
Rackspace, Ltd.	$57,623	Remainder

Total disbursements	$1,200,000

ATTACHMENT II

Monthly Reduction Schedule

Period	Letter of Credit
April 1, 2004	$1,236,000.00
May 1, 2004	$1,236,000.00
June 1, 2004	$1,236,000.00
July 1, 2004	$1,236,000.00
August 1, 2004	$1,236,000.00
September 1, 2004	$1,236,000.00
October 1, 2004	$1,222,346.14
November 1, 2004	$1,214,804.00
December 1, 2004	$1,207,224.16
January 1, 2005	$1,199,606.41
February 1, 2005	$1,191,950.58
March 1, 2005	$1,184,256.47
April 1, 2005	$1,176,523.89
May 1, 2005	$1,168,752.64
June 1, 2005	$1,160,942.54
July 1, 2005	$1,153,093.39
August 1, 2005	$1,145,204.99
September 1, 2005	$1,137,277.15
October 1, 2005	$1,129,309.67
November 1, 2005	$1,121,302.35
December 1, 2005	$1,113,255.00
January 1, 2006	$1,105,167.41
February 1, 2006	$1,097.039.38
March 1, 2006	$1,088,870.72
April 1, 2006	$1,080,661.20
May 1, 2006	$1,072,410.65
June 1, 2006	$1,064,118.83
July 1, 2006	$1,055,785.56
August 1, 2006	$1,047,410.63
September 1, 2006	$1,038,993.82
October 1, 2006	$1,030,534.92
November 1, 2006	$1,022,033.73
December 1, 2006	$1,013,490.03
January 1, 2007	$1,004,903.62
February 1, 2007	$996,274.27
March 1, 2007	$987,601.78
April 1, 2007	$978,885.92
May 1, 2007	$970,126.49
June 1, 2007	$961,323.26
July 1, 2007	$952,476.01
August 1, 2007	$943,584.52
September 1, 2007	$934,648.58
October 1, 2007	$925,667.96
November 1, 2007	$916,642.43
December 1, 2007	$907,571.78
January 1, 2008	$898,455.78
February 1, 2008	$889,294.19

March 1, 2008	$880,086.80
April 1, 2008	$870,833.37
May 1, 2008	$861,533.67
June 1, 2008	$852,187.47
July 1, 2008	$842,794.54
August 1, 2008	$833,354.65
September 1, 2008	$823,867.56
October 1, 2008	$814,333.03
November 1, 2008	$804,750.83
December 1, 2008	$795,120.72
January 1, 2009	$785,442.46
February 1, 2009	$775,715.81
March 1, 2009	$765,940.52
April 1, 2009	$756,116.36
May 1, 2009	$746,243.08
June 1, 2009	$736,320.43
July 1, 2009	$726,348.17
August 1, 2009	$716,326.04
September 1, 2009	$706,253.81
October 1, 2009	$696,131.21
November 1, 2009	$685,958.00
December 1, 2009	$675,733.93
January 1, 2010	$665,458.73
February 1, 2010	$655,132.16
March 1, 2010	$644,753.96
April 1, 2010	$634,323.86
May 1, 2010	$623,841.62
June 1, 2010	$613,306.96
July 1, 2010	$602,719.63
August 1, 2010	$592,079.37
September 1, 2010	$581,385.90
October 1, 2010	$570,638.96
November 1, 2010	$559,838.29
December 1, 2010	$548,983.62
January 1, 2011	$538,074.67
February 1, 2011	$527,111.18
March 1, 2011	$516,092.87
April 1, 2011	$505,019.47
May 1, 2011	$493,890.71
June 1, 2011	$482,706.29
July 1, 2011	$471,465.96
August 1, 2011	$460,169.43
September 1, 2011	$448,816.41
October 1, 2011	$437,406.63
November 1, 2011	$425,939.79
December 1, 2011	$414,415.63
January 1, 2012	$402,833.84
February 1, 2012	$391,194.15
March 1, 2012	$379,496.25
April 1, 2012	$367,739.87
May 1, 2012	$355,924.70
June 1, 2012	$344,050.46
July 1, 2012	$332,116.85
August 1, 2012	$320,123.57

September 1, 2012	$308,070.32
October 1, 2012	$295,956.81
November 1, 2012	$283,782.73
December 1, 2012	$271,547.78
January 1, 2013	$259,251.65
February 1, 2013	$246,894.05
March 1, 2013	$234,474.65
April 1, 2013	$221,993.16
May 1, 2013	$209,449.26
June 1, 2013	$196,842.64
July 1, 2013	$184,172.99
August 1, 2013	$171,439.99
September 1, 2013	$158,643.33
October 1, 2013	$145,782.68
November 1, 2013	$132,857.73
December 1, 2013	$119,868.15
January 1, 2014	$106,813.63
February 1, 2014	$93,693.83
March 1, 2014	$80,508.43
April 1, 2014	$67,257.11
May 1, 2014	$53,939.53
June 1, 2014	$40,555.37
July 1, 2014	$27,104.28
August 1, 2014	$13,585.94
September 1, 2014	$—

ATTACHMENT III

Agreed Form of Letter of Credit

[COMERCIA IRREVOCABLE STANDBY LETTER APPEARS HERE]

Summary

FIRST AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

Dated effective April 26, 2004, this amendment directs the payment by Landlord of the $1,200,000 to the parties named in Attachment I to pay costs incurred by Hunter Properties, Inc., on the Northeast San Antonio location and provides for the remainder ($57,623) to be paid to Rackspace, Ltd. [The amount of $1,200,000 was funded by Landlord.]

Attachment II provides for the monthly declining balance of the $1,236,000 Letter of Credit provided by Rackspace, Ltd.

Attachment III is the agreed form of the Letter of Credit issued by Comerica, dated May 20, 2004.

Rackspace, Ltd., executed this Amendment evidencing its agreement to deliver the $1,236,000 Letter of Credit and its agreement to replace the letter of credit in accordance with the terms of the Lease, i.e. if the Letter of Credit is drawn upon.

The only other change to the lease is Section 8 which amends “Paragraph 6A of Lease Exhibit “D” to stipulate that Elevator 2 may be used by Tenant and other tenants of the Building for routine deliveries of office supplies, food, water, and such equipment, furnishings and other items as shall not mar, deface or otherwise cause damage to the interior of Elevator 2.”

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement is executed by Data Rose Limited Partnership, a Texas limited partnership (“Landlord”) and Rackspace Headquarters, LLC, a Texas limited liability company (“Tenant”) effective as of the date set forth below and on the terms which follow:

R E C I T A L S:

Landlord and Tenant have previously entered into that one certain Office Building Lease Agreement dated March 16, 2004 (the “Lease”), consisting of Basic Lease Information, Office Building Lease Agreement, and Exhibits) providing for Tenant’s rental from Landlord of that certain 66,370 square foot area (“Initial Premises”) therein more fully described and depicted and further providing Tenant additional rights and obligations with respect to other portions of Landlord’s office building located at 9725 Datapoint Drive, San Antonio, Texas (the “Building”).

By First Amendment dated April 26, 2004, Landlord and Tenant amended the Lease in certain respects as therein more fully described and the Lease continues in effect and without further amendment;

Tenant has completed the first three expansions of the Initial Premises as described in Exhibit F to the Lease so that Tenant now occupies and pays rent on all of Building Part C, being a total of about 123,354 square feet of space, which area includes the computer room previously under license to Tenant, but for which Tenant is now paying Rent and Additional Expenses, except that Tenant’s license, free of rent or other payment, of the first floor entry vestibule continues in effect and shall continue in effect throughout the Term of the Lease and any renewal or extension thereof.

Tenant has advised Landlord that it will need to expand its area of occupancy of the Building at a more rapid rate than contemplated by the Lease and the parties have agreed that the order of Tenant’s expansion of Premises should be different than as contemplated by the Lease;

Landlord has caused MDI, Inc. (“MDI”), the tenant of Building Part B-2 and a portion of Building Part B-1, to agree to an early termination of its lease effective on or before December 15, 2006, to assist Tenant in its accelerated need for expansion space and Landlord is willing to cooperate with Tenant to permit Tenant’s expansion into Building Part B-2 and into Building Part-A earlier than as provided in the Lease;

Landlord has obtained from CareNet, tenant of a portion of Building Part A and with expansion rights to the remainder of Building Part A, an agreement to waive its expansion rights in Building Part A to permit Rackspace to immediately occupy a portion of Building Part A and to agree to an early termination of lease to permit Rackspace to expand into the CareNet leased area of Building Part A earlier than as provided in the Lease;

Landlord and Tenant have resolved other issues incident to the maintenance of the Leased Premises, including Tenant’s agreement to be responsible for its janitorial service with a commensurate reduction in Base Rent and Landlord’s agreement to contract for landscape services subject to the approval of Tenant.

The parties believe they have agreed on all matters of amendment to the Lease and desire to memorialize their agreement through this Amendment;

Accordingly, in consideration of the foregoing and of the mutual covenants herein contained, the parties agree to amend the Lease, as previously amended, in the following particulars;

1.	As used herein the term “Premises” shall mean and include all areas of the Building occupied or entitled to be occupied by Tenant and for which Tenant is obligated to Landlord for the payment of Rent and Additional Expenses, including all expansion areas at such time as Tenant is entitled to occupancy of such expansion areas and the same are available for Tenant’s occupancy.

2.	As used herein, the term “Rent” shall mean and include Base Rent as provided in the Basic Lease Information portion of the Lease, Additional Expenses as likewise provided in the Basic Lease Information portion of the Lease but as herein modified, and all, if any, additional sums due Landlord under or in connection with the Lease.

3.	Landlord and Tenant stipulate that all of Tenant’s required expansions as set forth in Exhibit “F” of the Lease have been met. As of June 1, 2006, the Premises consist of all of Building Part C, being Building Parts C-1 and C-2 and being a total of about 123,354 square feet, all of which is subject to Tenant’s obligation of payment of Rent except solely for the first floor entry vestibule under continuing license to Tenant free of obligation of payment of Rent.

4.	Landlord and Tenant agree to modify Tenant’s expansion options as set forth in Exhibit F, Section 2, of the Lease in the following particulars:

A.	Tenant agrees that it will expand the Premises to include all of space currently or previously occupied by MDI, Analytic Surveys, Inc. and CareNet (as identified below) as expansion obligations and not expansion options according to the schedule set forth in Paragraph 4.B., below. The parties stipulate that the Premises expansion obligation schedule and premises expansion option rights and schedule as set forth in Paragraph 4.B. replaces the expansion option rights and schedule previously set forth in the Lease which shall hereafter be of no further force or effect.

B.	On January 1, 2007, or sooner at Tenant’s option, or as soon thereafter as available and upon completion by Landlord of Tenant Improvements to be set forth in a Workletter issued in accordance with Exhibit “H” of the Lease, Tenant will accept delivery of all of Building Part B now occupied by MDI, consisting of (i) Building Part B-2, being a total of about 32,739, square feet, and (ii) that certain approximately 500 square foot area of Building Part B-1 as depicted in Exhibit A attached hereto (MDI computer room).

On November 17, 2006, Tenant accepted delivery of the approximately 12,222 square feet of Building Part A shown in Exhibit B attached hereto, that being all of Building Part A currently occupied by Analytic Surveys, Inc. (“ASI”) (hereinafter A-1). Tenant may require improvements at a later date to be implemented pursuant to a Workletter issued in accordance with Exhibit H of the Lease.

Tenant shall have the obligation to expand the Premises to include the remainder of Building Part A, being approximately 9,304 square feet (hereinafter “A-2”), that being all of the area of the Building Part A not currently occupied by Analytical Surveys, Inc. on thirty (30) days written notice to Tenant from Landlord that said space is ready for occupancy.

Any time after March 1, 2008, at Tenant’s option, subject to the terms set forth in Section 4(C) below, Tenant shall have the right and option to expand the Premises to include all of Building Part B-1 now occupied by The University of the Incarnate Word (“UIW”), being approximately 20,600 square feet of space and being as depicted in Exhibit C attached hereto, provided, however, that Tenant shall give Landlord thirteen (13) months prior written notice of such election so that Landlord may provide a termination notice to UIW. Tenant’s expansion option to lease the UIW space is conditioned that at the time of Tenant’s notice of election to expand and at the time of such expansion, the Lease is in effect and Tenant is not in default of its Lease obligations or any default is cured within any applicable cure period provided in the Lease.

C.

Tenant understands that Landlord can require UIW to vacate its 20,600 square feet of space in Building Part B-1 on or after March 1, 2008, on twelve months prior written notice but that any termination effective prior to March 1, 2011 shall require Landlord’s payment to UIW of UIW’s unamortized finish-out costs based on a five-year amortization of such costs (the “UIW Unamortized Finish-out Costs”). In the event Tenant elects to expand the Premises to include UIW’s space effective prior to March 1, 2011, Tenant shall reimburse Landlord for UIW Unamortized Finish-out Costs which Landlord is required to pay UIW as a result of such early termination of lease of UIW, such payments from Tenant to Landlord being as shown in Exhibit C – Part 2 attached hereto.

5.	Landlord obligates itself to deliver the areas described in paragraph 4. B., above, by the dates therein set forth, subject solely to the vacation of each area of the building by the tenants now occupying same. Landlord covenants not to extend the term of any lease subject to Tenant’s expansion obligations without Tenant’s prior written consent nor to lease any expansion area that may become vacant early without first giving Tenant a written notice of the availability of such area and the opportunity to expand the Premises to include such area earlier than otherwise required hereunder. In the event any tenant of an expansion obligation area shall fail to vacate its premises within the time prescribed in such tenant’s lease, Landlord agrees to diligently pursue action to evict such tenant and Tenant agrees to accept such area of the Building as soon as it is ready for occupancy, notwithstanding that such time may be later than as set forth above.

6.	Tenant shall commence paying rent according to the schedule of rents set forth on page one of the Lease Summary on all areas subject to Tenant’s expansion obligations on the earlier of the date Tenant shall accept delivery of same or the date set forth above, provided however, any expansion area which is not vacant and ready for occupancy in accordance with any applicable Workletter as of the applicable date set forth above, as to which Tenant’s obligation of payment of rent shall commence on the first business day following Landlord’s notice that such space is vacant and available for occupancy. The term of the lease shall not change as a result of the modifications being made hereby, it being understood that the lease term for all of the Premises shall end on December 31, 2014, subject to Tenant’s option of early termination as to the Premises in Part A and Part B-2 as hereinafter set forth.

7.	Landlord and Tenant stipulate and agree that effective August 1, 2006, Tenant became responsible for all cleaning, janitorial services, and supplies for the Premises and Tenant shall receive a monthly credit against Rent of $0.065 per square foot of the Premises for this modification to Lease. The Rent credit due Tenant under this Paragraph 11 shall be adjusted annually based on increases in the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Regions, All Items (1982-84=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the prior one year period, commencing January 1, 2007.

8.	Landlord shall contract with one or more reputable landscape service firms to provide a full service scope for maintenance of the landscaping at the

Building on a regular schedule throughout the Term such scope to be reasonably acceptable to Tenant. Tenant will have the right to approve any changes to the scope of this landscaping contract, provided Tenant will not unreasonably withhold such approval.

9.	Tenant shall have the right to implement its own security plan, referred to as the “Rackspace Security Approach,” which may include, but shall not be limited to, the following rights:

a.	To standardize access control and security management systems across the Premises (replacing the MDI system currently in place) pursuant to the schedule set forth in Paragraph 12, below, and Exhibit D, attached.

b.	To provide potential perimeter solutions including fences, additional security measures in the parking lot coverage (including adding lighting and cameras), or other means, as determined necessary and appropriate by Tenant, but subject to Landlord’s reasonable right of approval;

c.	To provide for expansion of guard force coverage into expansion areas as Tenant occupies the expansion areas;

d.	To add access control points to expansion areas as Tenant occupies the expansion areas;

e.	To implement other improvements based upon Tenant’s periodic risk assessments.

Tenant will work with Landlord in its effort to insure that Landlord’s security efforts are integrated into the Rackspace Security Approach in order to avoid the possibility of introducing or causing any additional risks for Tenant. Landlord shall continue to be responsible for maintaining a passive, video security system covering the exterior of the Building and including a minimum of 12 cameras, and for providing and maintaining parking lot lighting and keeping the parking lot lit during hours of darkness. The cameras and installation must be in accordance with city code and be maintained appropriately.

10.	Notwithstanding anything to the contrary herein contained, all references herein to Tenant Improvements in expansion area to be installed by Landlord in accordance with Workletters shall be consistent with Landlord’s obligation with respect to Tenant Improvements for Expansion Areas as set forth in Exhibit H to the Lease.

11.	Landlord and Tenant agree to implement and install an access system as described in Exhibit D attached hereto and to be completed upon Tenant’s occupancy of any of Building Part A (“conversion period”). Tenant covenants to ensure Landlord’s designated personnel and contractors access to any part of the Tenant’s Premises controlled by the new access system and that other tenants of the Building have access to their premises. Landlord is responsible for converting building utility areas at Landlord’s expense within the conversion period.

12.	Landlord will use reasonable efforts to accommodate Tenant’s parking needs.

13.	Notwithstanding the foregoing, in consideration of the execution of this Amendment and of Tenant’s payment to Landlord of the sum of $40,000.00 on or before December 31, 2006, Landlord grants to Tenant a right of early termination of Tenant’s lease of Building Parts A and B subject to the following conditions:

Tenant shall have the right to terminate its Lease of all of Building Part A, B-2, and the MDI (computer room) portion of Part B-1 effective December 31, 2009, upon (a) written notice to Landlord given on or before December 31, 2007, and (b) payment to Landlord of a termination fee of $300,000.00 on or before December 31, 2007. The parties stipulate that time is of the essence as to such partial termination option and failure of Tenant to timely give written notice of termination election and/or failure of Tenant to timely pay the termination fee shall waive such partial termination right. Tenant’s election of partial termination under this Paragraph shall further act to waive Tenant’s right to expand into the UIW space within Building Part B-1.

14.	Taxes, Utilities and Landscaping. Landlord and Tenant agree that effective January 1, 2008:

15.	A. Effective January 1, 2008, Tenant shall begin paying its pro rata share of all utilities and landscaping for the Building and Property and Tenant shall receive a monthly credit against Tenant’s monthly Base Rent for 2008 and future years equal to its pro rata share of 1/12th of Landlord’s actual costs for same for the year 2007. Tenant’s pro rata share of utilities and landscaping shall be calculated based upon the percentage that the stipulated gross rentable square footage of the Premises bears to the stipulated gross rentable square footage of the Building. The Rent credit due Tenant under this Paragraph 15 shall be adjusted annually based on increases in the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Regions, All Items (1982-84=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the prior one year period, commencing January 1, 2009.

B. Effective January 1, 2008, Tenant shall begin paying its pro rata share of all ad valorem taxes on the Building and Tenant shall receive a monthly credit against Tenant’s monthly Base Rent for 2008 and future years equal to its pro rata share of 1/12th of the actual ad valorem tax paid by Landlord for the Building and the Property for the year 2006. Tenant’s pro rata share of ad valorem taxes shall be calculated based upon the percentage that the stipulated gross rentable square footage of the Premises bears to the stipulated gross rentable square footage of the Building.

16.	All capitalized terms used herein shall have the same definitions as provided in the Lease unless herein otherwise indicated.

17.	This Amendment is intended to modify the rights and obligations of Tenant and Landlord under the Lease, as heretofore amended. To the extent of any conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall govern and prevail. The parties ratify and confirm all of the terms of the Lease, as amended hereby.

18.	Guarantor joins in this Amendment for the purpose of stipulating its consent to the terms hereof and its agreement that the Guarantee issued to Landlord upon Lease execution shall apply to all of Tenant’s current obligations under the Lease, as heretofore or hereby amended, and to all future obligations of Tenant under the Lease upon Tenant’s expansion of the Premises throughout the Building.

EXHIBITS:

Exhibit A—Depiction of MDI space in Building Part B

Exhibit B—Depiction of ASI space in Building Part A

Exhibit C—Depiction of UIW space in Building Part B-1

Exhibit D—Lenel System Transition Plan

Landlord:

DATA ROSE LIMITED PARTNERSHP, a Texas limited partnership

By		Rosy Management LLC,
a Texas limited liability company,
its general partner

	By:	/s/ Stanley D. Rosenberg
Stanley D. Rosenberg, Manager

Tenant:

RACKSPACE HEADQUARTERS, LLC, a Texas limited liability company

By:		/s/ Lanham Napier
Lanham Napier, President

Guarantor:

MACRO HOLDING, INC. a Delaware corporation

By:		/s/ Lanham Napier
Lanham Napier, President

EXHIBIT D

Rackspace Lenel System Transition Plan

Scope:

Rackspace will configure its current Lenel system to ensure that current badge access privileges are provided to Rackspace and Datarose personnel as Lenel access control is implemented in Datapoint Building C. This will allow each user’s current badge to work with both the MDI and Lenel systems during the replacement process.

Rackspace will replace the current MDI access control equipment in the Building C demarcation area with Lenel LNL-2000 and LNL-1320 equipment. The replacement process will be accomplished so that connections for 1-2 access points are being changed at any given time, during which time service for the access point(s) will be temporarily disabled.

Rackspace will be responsible for the operation, administration, and maintenance of its Lenel Head-end server that controls access for Rackspace-occupied areas. Rackspace will also remove its personnel from the MDI system when the equipment replacement has been completed.

Note: In Datapoint B-2 and other areas occupied by Rackspace in the future, Rackspace plans to continue to replace MDI or other access control equipment with Lenel equipment as required.

Vendor Support:

Rackspace will use Silicon Hills Associates (SHA) to perform much of the work associated with implementing the Lenel system in building C. SHA’s work will be managed by Rackspace.

Estimated Schedule:

The work for Building C will require approximately seven weeks to complete (one week for initial configuration, five weeks for the MDI-to-Lenel conversion, and one week for documentation completion and administrator training.). The work is tentatively scheduled to begin mid-November 2006.

The work for B-2 and other Datapoint areas that Rackspace may occupy in the future will be integrated into the move/buildout schedule for each area with conversion of Building Part B-2 completed not later than July 31, 2007.

When Rackspace occupies all of the A building area (inclusive of the Care-Net space), Landlord shall have the option to have all remaining access nodes converted to the Rackspace Lenel system (at comparable costs to the rest of the conversion but at Landlord’s expense) and Rackspace agrees to manage the entire system for Landlord and provide access as Landlord requires to Landlord, it agents, representatives and designated service personnel.

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement is executed by Data Rose Limited Partnership, a Texas limited partnership (“Landlord”) and Rackspace Headquarters, LLC, a Texas limited liability company (“Tenant”) on April 17, 2008, effective as of the date set forth below and on the terms which follow:

R E C I T A L S:

A. Landlord and Tenant have previously entered into that one certain Office Building Lease Agreement dated March 16, 2004 (the “Lease”, consisting of Basic Lease Information, Office Building Lease Agreement, and Exhibits) providing for Tenant’s rental from Landlord of that certain 66,370 square foot area (“Initial Premises”) therein more fully described and depicted and further providing Tenant additional rights and obligations with respect to other portions of Landlord’s office building located at 9725 Datapoint Drive, San Antonio, Texas (the “Building”);

B. By that one certain First Amendment to Office Building Lease Agreement dated April 26, 2004, and by that one certain Second Amendment to Lease Agreement (undated, but executed on or about December 11, 2006, and hereinafter referred to as the “Second Amendment”), Landlord and Tenant have amended the Lease in certain respects as therein more fully described in said amendments;

C. Under the Second Amendment, the parties modified the Lease to provide that Tenant will begin paying utilities commencing effective January 1, 2008, and will receive a rent credit based on actual utility costs incurred during 2007;

D. On December 31, 2007, Tenant exercised its option under Section 13 of the Second Amendment for early termination of its lease of Building Parts A, B-2, and MDI (computer room) as of December 31, 2009;

E. Tenant has agreed to a 7% reduction in the credit for utilities in exchange for control over the temperature in the Leased Premises effective January 1, 2008.

AGREEMENT

Now, therefore, for and consideration of the premises, and other good and valuable consideration, the parties agree as follows:

1.	The parties acknowledge and agree that the Second Amendment was executed effective December 11, 2006, and that the Lease, as amended, is in full force and effect.

2.	The parties agree that paragraph 15.A. of the Second Amendment is hereby amended to read in full as follows:

“15. A. Effective January 1, 2008, Tenant shall begin paying its pro rata share of all utilities and landscaping for the Building and Property and Tenant shall receive a monthly credit against Tenant’s monthly Base Rent for 2008 and future years equal to its pro rata share of 1/12th of Landlord’s actual costs for same for the year 2007, minus 7% of Tenant’s pro rata share of electric utilities for the year 2007. Tenant’s pro rata share of utilities and landscaping shall be calculated based upon the percentage that the stipulated gross rentable square footage of the Premises bears to the stipulated gross rentable square footage of the Building. The Rent credit due Tenant under this Paragraph 15 shall be adjusted annually based on increases in the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average, All Regions, All Items (1982-84=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the prior one year period, commencing January 1, 2009.

3.	Landlord agrees to allow Tenant to set the temperature for all areas within the Premises, but air conditioning shall not be set at less than 70 degrees (other than data rooms which require lower temperatures), and Landlord shall not change the thermostat without the express approval of Tenant.

4.	All capitalized terms used herein shall have the same definitions as provided in the Lease unless herein otherwise indicated.

5.	This Amendment is intended to modify the rights and obligations of Tenant and Landlord under the Lease, as heretofore amended. To the extent of any conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall govern and prevail. The parties ratify and confirm all of the terms of the Lease, as amended hereby.

6.	Guarantor joins in this Amendment for the purpose of stipulating its consent to the terms hereof and its agreement that the Guarantee issued to Landlord upon Lease execution shall apply to all of Tenant’s current obligations under the Lease, as heretofore or hereby amended, and to all future obligations of Tenant under the Lease upon Tenant’s expansion of the Premises throughout the Building.

In Witness whereof, this Third Amendment to Lease Agreement is made and entered into as of January 1, 2008.

Signature Page Follows

THIRD AMENDMENT TO LEASE AGREEMENT

SIGNATURE PAGE

Landlord:

DATA ROSE LIMITED PARTNERSHIP, a Texas limited partnership

By		Rosy Management LLC,
a Texas limited liability company,
its general partner

	By:	/s/ Stanley D. Rosenberg
Stanley D. Rosenberg, Manager

Tenant:

RACKSPACE HEADQUARTERS, LLC, a Texas limited liability company

By:		/s/ Alan Schoenbaum
Alan Schoenbaum,
Senior Vice President and General Counsel

Guarantor:

RACKSPACE, INC. a Delaware corporation

By:		/s/ Alan Schoenbaum
Alan Schoenbaum,
Senior Vice President and General Counsel